Exhibit 99.1

Dermira Reports Third Quarter 2017 Financial Results and Announces that FDA Accepts New Drug Application for Glycopyrronium Tosylate for the Treatment of Patients with Primary Axillary Hyperhidrosis

•	FDA decision on New Drug Application expected by June 30, 2018

•	Licensed exclusive, worldwide rights to lebrikizumab from Roche

•	Completed patient enrollment in two Phase 3 trials for the treatment of acne vulgaris

•	Agreed to end collaboration agreement with UCB for CIMZIA

MENLO PARK, Calif., Nov. 6, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter ended September 30, 2017 and provided an update on its development programs.

Additionally, Dermira announced that the U.S. Food and Drug Administration (FDA) has accepted its New Drug Application (NDA) for glycopyrronium tosylate (formerly DRM04). The formal notification indicates that the FDA has completed its filing review and the NDA for glycopyrronium tosylate is sufficiently complete to permit a substantive review. The Prescription Drug User Fee Act target date for the completion of the FDA’s review of the NDA is June 30, 2018. Glycopyrronium tosylate is an investigational topical therapy for potential use in adult and adolescent patients who suffer from primary axillary hyperhidrosis (excessive underarm sweating), a medical condition that results in sweating beyond what is needed for normal body temperature regulation. If approved, glycopyrronium tosylate would be the first FDA-approved topical wipe medication specifically indicated to treat patients with primary axillary hyperhidrosis.

“We continue to make great strides across all aspects of our business. The FDA’s acceptance of our application for glycopyrronium tosylate is an important achievement for Dermira that brings us one step closer to providing a new therapeutic option for the millions of patients suffering from axillary hyperhidrosis. We also are pleased to have completed enrollment of our Phase 3 pivotal studies in acne and look forward to sharing the topline results in the first quarter of 2018,” said Tom Wiggans, chairman and chief executive officer of Dermira. “Further, we are excited about the addition of lebrikizumab to our portfolio and the upcoming initiation of our Phase 2b dose-ranging study evaluating its safety and efficacy in patients with moderate-to-severe atopic dermatitis.”

Operational Highlights and Clinical Pipeline Update

•

Earlier today, Dermira announced that following its expressed intent to exercise its right to terminate its collaboration agreement with UCB Pharma S.A. (UCB), Dermira and UCB entered into a transition agreement to terminate the collaboration agreement and to effect an orderly transition of the development and commercialization activities related to CIMZIA® (certolizumab pegol) in psoriasis, pursuant to which UCB will regain U.S. and Canadian development and commercialization rights for CIMZIA for the treatment of psoriasis. In consideration for the repurchase of all product rights, licenses and intellectual property relating to CIMZIA, UCB will pay to Dermira $11.0 million by November 13, 2017 and, upon approval of CIMZIA in psoriasis in the United States, an additional $39.0 million within 30 days of such approval. Dermira is obligated to reimburse UCB for up to $10.0 million of development costs incurred by UCB in connection with the development of CIMZIA between January 1, 2018 and June 30, 2018. If the aggregate development costs reimbursed by Dermira to UCB during this six-month period are less than $10.0 million, Dermira will pay to UCB the difference between such aggregate costs and $10.0 million. These terms replace the provisions of the original collaboration agreement pursuant to which Dermira would have been eligible to recoup its external development costs incurred related to the CIMZIA program, net of milestones received, through a royalty on future net sales of CIMZIA.

•	In October 2017, Dermira presented new long-term safety data for glycopyrronium tosylate in primary axillary hyperhidrosis, showing that daily treatment with glycopyrronium tosylate in the Phase 3, open-label ARIDO trial was generally well-tolerated during the 44-week treatment period.

•	In October 2017, Dermira announced the completion of enrollment in two Phase 3 clinical trials investigating the safety and efficacy of olumacostat glasaretil (formerly DRM01) in patients with acne vulgaris. The two pivotal trials, CLAREOS-1 and CLAREOS-2, enrolled a total of 1,503 patients.

•	In September 2017, Dermira presented new data that suggest, if approved, glycopyrronium tosylate would have the potential to reduce the burden of disease for patients with excessive underarm sweating.

•	In September 2017, Dermira closed its transaction with F. Hoffmann-La Roche Ltd and Genentech, Inc., a member of the Roche Group (together Roche). Pursuant to the licensing agreement, Dermira obtained exclusive, worldwide rights to develop and commercialize lebrikizumab, a monoclonal antibody targeting interleukin 13, for atopic dermatitis and all other indications, except Roche retained certain rights, including exclusive rights to develop and promote lebrikizumab for interstitial lung disease.

Financial Highlights

Third Quarter 2017 Financial Results

•	For the quarter ended September 30, 2017, Dermira reported a net loss of $179.2 million compared with a net loss of $25.5 million for the same period in 2016. The net loss for the quarter ended September 30, 2017 included $128.6 million in acquired in-process research and development expenses related to the licensing agreement with Roche as detailed below.

•	Total operating expenses for the quarter ended September 30, 2017 were $179.1 million, compared to $26.1 million for the third quarter of 2016.

○	Research and development expenses for the third quarter of 2017 were $30.8 million, compared to $17.8 million for the comparable prior-year period. This increase was primarily due to an increase in clinical trial activities related to the olumacostat glasaretil Phase 3 program, an increase in personnel-related expenses and growth in regulatory and manufacturing activities for the glycopyrronium tosylate program.

○	Dermira recognized acquired in-process research and development expenses of $128.6 million for the third quarter of 2017 related to its licensing agreement with Roche. These expenses reflect the initial $80.0 million payment made to Roche in October 2017 and the present value of the two additional payments totaling $55.0 million due to Roche in 2018.

○	General and administrative expenses for the third quarter of 2017 were $19.8 million, compared to $8.3 million for the comparable prior-year period. This increase was primarily driven by higher personnel-related and commercial readiness expenses.

•	As of September 30, 2017, Dermira had cash, cash equivalents and short- and long-term investments of $662.9 million and 41.7 million common shares outstanding.

Key Milestones and Expectations

•	Initiate a Phase 2b dose-ranging study evaluating lebrikizumab in adult patients with moderate-to-severe atopic dermatitis in the first quarter of 2018.

•	Announce topline results from the CLAREOS-1 and CLAREOS-2 Phase 3 pivotal trials evaluating the safety and efficacy of olumacostat glasaretil in patients with acne vulgaris in the first quarter of 2018.

•	If approved by the FDA, launch glycopyrronium tosylate for the treatment of axillary hyperhidrosis in the second half of 2018.

•	Management is updating its financial guidance for full year 2017 primarily to reflect the impact of the licensing agreement with Roche, including the acquired in-process research and development expenses associated with the payments to Roche. Management now expects collaboration and license revenue of approximately $4.3 million, research and development and general and administrative expenses totaling $170.0 to 180.0 million, which includes estimated stock-based compensation expense of approximately $20.0 million, and acquired in-process research and development expenses of $128.6 million.

•	Management expects a balance of over $540.0 million in cash, cash equivalents and short- and long-term investments at December 31, 2017, updated to reflect the net proceeds received from the convertible senior notes offering in May 2017, the $80.0 million initial payment to Roche related to the licensing agreement and the $11.0 million payment to be received from UCB in connection with the transition agreement related to CIMZIA.

Webcast and Conference Call Information

Dermira will host a webcast and conference call today to discuss the ending of the collaboration agreement with UCB beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Analysts and investors can participate in the conference call by dialing (877) 359-9508 for domestic callers and +1 (224) 357-2393 for international callers using the conference ID# 5089079. The webcast can be accessed live on the Investor Relations page of Dermira’s website, http://investor.dermira.com, and will be available for replay for 30 days following the call. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers or +1 (404) 537-3406 for international callers and entering the conference code: 5089079.

About Hyperhidrosis

Hyperhidrosis is a condition of sweating beyond what is physiologically required for normal thermal regulation and affects an estimated 4.8% of the U.S. population, or approximately 15.3 million people.1 Of these, 65 percent, or nearly 10 million people, suffer from sweating localized to the underarms (axillary disease). Studies have further demonstrated that excessive sweating often impedes normal daily activities and can also result in occupational, emotional, psychological, social and physical impairment.2,3

About Glycopyrronium Tosylate and the Phase 3 Studies

Glycopyrronium tosylate is a once-daily anticholinergic agent, administered as a topical wipe, designed to block sweat production by inhibiting the interaction between acetylcholine and the cholinergic receptors responsible for sweat gland activation.

The NDA is based on results from ATMOS-1 and ATMOS-2, two identically designed Phase 3 clinical trials designed to assess the safety and efficacy of glycopyrronium tosylate compared to vehicle in adolescent and adult patients (ages nine and older) with primary axillary hyperhidrosis. In addition to these two trials, an open-label trial, ARIDO, assessed the long-term safety of glycopyrronium tosylate. Results from ATMOS-1 and ATMOS-2 were reported in June 2016 and Dermira recently highlighted results from the ARIDO study in October 2017.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. Dermira’s pipeline includes three late-stage product candidates that could have a profound impact on the lives of patients: glycopyrronium tosylate (formerly DRM04), for which a New Drug Application is under review by the U.S. Food and Drug Administration for the treatment of primary axillary hyperhidrosis (excessive underarm sweating beyond what is needed for normal body temperature regulation); olumacostat glasaretil (formerly DRM01), in Phase 3 development for the treatment of acne vulgaris; and lebrikizumab, for which Dermira plans to initiate a Phase 2b dose-ranging study for the treatment of moderate-to-severe atopic dermatitis. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com. Follow @DermiraInc on Twitter and LinkedIn.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com), LinkedIn page (https://www.linkedin.com/company/dermira-inc) and corporate Twitter account (@DermiraInc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website, LinkedIn page and Twitter account in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to: Dermira’s goal of delivering differentiated, new therapies to the millions of patients living with chronic skin conditions; the expected date by which the FDA will complete its review of Dermira’s NDA for or glycopyrronium tosylate; potential approval of the NDA and Dermira’s ability to provide a new therapeutic option for the millions of patients suffering from axillary hyperhidrosis; Dermira’s plan to initiate, and timing expectations for initiation of, a Phase 2b dose-ranging study of lebrikizumab for moderate-to-severe atopic dermatitis; the completion of, and timing expectations for the receipt and announcement of topline results from, Dermira’s CLAREOS-1 and CLAREOS-2 trials; Dermira’s plans for and timing of its commercial launch of glycopyrronium tosylate if regulatory approval is obtained; if approved, glycopyrronium tosylate potentially reducing the burden of disease for patients with excessive underarm sweating; Dermira’s potential receipt of payment following approval of CIMZIA for psoriasis in the United States; and estimates of 2017 collaboration and license revenue, research and development and general and administrative expenses, stock-based compensation expense, acquired in-process research and development expenses and 2017 year-end cash, cash equivalents and short- and long-term investments. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of Dermira’s clinical trials; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; the outcomes of future meetings with regulatory agencies; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

References

1. Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.

2. Bahar et. al., The prevalence of anxiety and depression in patients with or without hyperhidrosis (HH). J Am Acad Dermatol. 75(6): 1126-1133, 2016.

3. Augustin et. al., Prevalence and disease burden of hyperhidrosis in the adult population. Dermatology. 227: 10-13, 2013.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Collaboration and license revenue	$1,066	$119	$3,198	$119
Operating expenses:
Research and development (1)	30,788	17,784	76,626	62,306
Acquired in-process research and development	128,555	—	128,555	—
General and administrative (1)	19,754	8,276	44,667	20,550

Total operating expenses	179,097	26,060	249,848	82,856

Loss from operations	(178,031)	(25,941)	(246,650)	(82,737)
Interest and other income, net	1,721	431	3,585	1,036
Interest expense	(2,864)	—	(4,184)	—

Net loss	$(179,174)	$(25,510)	$(247,249)	$(81,701)

Net loss per share, basic and diluted	$(4.30)	$(0.72)	$(6.15)	$(2.54)

Weighted-average common shares used to compute net loss per share, basic and diluted
	41,625,038	35,429,586	40,171,691	32,178,234

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,104	$1,020	$5,918	$2,964
General and administrative	3,397	1,845	9,302	4,956

Total stock-based compensation expense	$5,501	$2,865	$15,220	$7,920

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	September 30, 2017	December 31, 2016
Cash and cash equivalents and investments	$662,883	$276,493
Working capital	527,390	248,999
Total assets	674,449	312,601
Accrued payments related to acquired in-process research and development, current and non-current	128,807	—
Convertible notes, net	278,938	—
Additional paid-in capital	696,152	497,718
Accumulated deficit	(497,381)	(250,132)
Total stockholders’ equity	198,727	247,370